NEWS RELEASE







DIME COMMUNITY BANCORP, INC. WILL CHANGE CORPORATE NAME TO DIME COMMUNITY
              BANCSHARES, INC. AND STOCK TICKER SYMBOL TO "DCOM"

Brooklyn, New York, June 11, 1998. Dime Community Bancorp, Inc. (the "Company,") (NASDAQ: "DIME"), the holding company for The Dime Savings Bank of Williamsburgh, (the "Bank") announced today that its Board of Directors has approved changes to both its corporate name and stock ticker symbol. The new corporate name will be Dime Community Bancshares, Inc., and the new stock ticker symbol will be "DCOM." The corporate name change will become effective as of the close of business on June 12, 1998, and the stock ticker symbol change will become effective for the opening of trading on Monday, June 15, 1998. The Company's common stock will continue to trade on the NASDAQ National Market. The Bank's name will remain The Dime Savings Bank of Williamsburgh.

Dime Community Bancorp, Inc., is the holding company for The Dime Savings Bank of Williamsburgh, a community-oriented financial institution providing financial services and loans for housing within its market areas. The Bank maintains its headquarters in the Williamsburgh section of the borough of Brooklyn, and thirteen additional offices in the boroughs of Brooklyn, Queens, and The Bronx, and in Nassau County. The Bank's deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation. More information on the Company and Bank can be found on our Internet website at WWW.DIMEWILL.COM.

CONTACT: KENNETH A. CEONZO - VICE PRESIDENT AND DIRECTOR OF INVESTOR RELATIONS // (718) 782-6200 ext. 279

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